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                                                                     EXHIBIT 5.1

                            Opinion of Cooley Godward

December 21, 2001


Endwave Corporation
900 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Endwave Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to that certain Asset Purchase Agreement dated April 24, 2001, by and among M/A-Com Tech, Inc. ("M/A-Com"), Tyco Electronics Logistics, AG, and the Company and that certain Registration Rights Agreement dated April 24, 2001, by and between the Company and M/A-Com, covering the sale of 916,423 shares of the Company's common stock (the "Shares").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, each as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ Jodie M. Bourdet
     ---------------------------
         Jodie M. Bourdet